Exhibit 99.1
SIGNET JEWELERS REPORTS THIRD QUARTER FISCAL 2024 RESULTS
Reaffirms Guidance for FY2024 excluding Profitable Sale of 15 U.K. Stores
Engagement Recovery Tracking as Expected
Total Inventory Down 14% Year-over-year
HAMILTON, Bermuda, December 5, 2023 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended October 28, 2023 (“third quarter Fiscal 2024”).
"We delivered earnings on the high end of our expectations driven by continued progress on our strategic goals. We believe our extensive consumer insights provide a competitive advantage that has contributed to continued bridal market share gains and consistency in average transaction value again this quarter,” said Signet Chief Executive Officer Virginia C. Drosos. "Trends through Black Friday weekend, including sequential improvement in engagement trends, are performing in line with guidance expectations for the fourth quarter. As we enter the holiday season, jewelry remains a top of mind gifting category for consumers in a value conscious shopping environment."
“We’re reaffirming guidance for FY2024 with the full year outlook updated for the profitable and strategic sale of 15 primarily luxury watch stores in the U.K. We continue to make progress expanding gross margin through merchandise and sourcing strategies and growth in services revenue,” said Joan Hilson, Chief Financial, Strategy & Services Officer. “Cost savings initiatives are on track and healthy inventory enables product newness as we enter the holiday season and improved free cash flow, allowing Signet to return nearly $160 million to shareholders already this year."
Third Quarter Fiscal 2024 Highlights:
•Sales of $1.4 billion, down $190.8 million or 12.1% (down 12.4%(1) on a constant currency basis) to Q3 of FY23.
•Same store sales (“SSS”)(2) down 11.8% to Q3 of FY23.
•GAAP operating income of $13.3 million, down $35.1 million from Q3 of FY23. Q3 of FY24 includes $7.5 million for integration-related charges for Blue Nile. Q3 of FY23 included $9.5 million related to the fair value adjustment of acquired inventory as well as acquisition and integration-related charges.
•Non-GAAP operating income(1) of $23.9 million, down $34.0 million from Q3 of FY23.
•GAAP diluted earnings per share ("EPS") of $0.07, compared to $0.60 in Q3 of FY23, including $0.16 in integration-related charges for Blue Nile.
•Non-GAAP diluted EPS(1) of $0.24, compared to $0.74 in Q3 of FY23.
•Cash and cash equivalents, at quarter end, of $643.8 million, compared to $327.3 million in Q3 of FY23.
•Year-to-date cash used in operating activities of $205.3 million, compared to cash used of $155.5 million at this time last year, including approximately $200 million for payment of legal settlements in the current year.
•Repurchased $35.1 million, or approximately 0.5 million shares, during the third quarter.
(1)     See non-GAAP financial measures below.
(2)    Same store sales include physical stores and eCommerce sales. Blue Nile is now included in SSS beginning in the third quarter of Fiscal 2024.

(in millions, except per share amounts)	Fiscal 24 Q3	Fiscal 23 Q3	YTD Fiscal 2024	YTD Fiscal 2023
Sales	$1,391.9	$1,582.7	$4,673.5	$5,175.9
SSS % change (1)	(11.8)%	(7.6)%	(12.6)%	(4.4)%
GAAP
Operating income	$13.3	$48.4	$205.2	$235.4
Operating margin	1.0%	3.1%	4.4%	4.5%
GAAP diluted EPS	$0.07	$0.60	$3.39	$1.49
Non-GAAP (2)
Non-GAAP operating income	$23.9	$57.9	$233.1	$445.7
Non-GAAP operating margin	1.7%	3.7%	5.0%	8.6%
Non-GAAP diluted EPS	$0.24	$0.74	$3.71	$6.36
(1)     Same store sales include physical stores and eCommerce sales. Blue Nile is now included in SSS beginning in the third quarter of Fiscal 2024.
(2)     See non-GAAP financial measures below.
Third Quarter Fiscal 2024 Results:

	Change from previous year
Third Quarter Fiscal 2024	Same store sales	Non-same store sales, net (2)	Total sales at constant exchange rate (3)	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(12.3)%	0.5%	(11.8)%	(0.1)%	(11.9)%	$1,291.1
International segment	(4.6)%	(3.9)%	(8.5)%	7.1%	(1.4)%	$94.0
Other segment (1)	nm	nm	nm	nm	nm	$6.8
Signet	(11.8)%	(0.6)%	(12.4)%	0.3%	(12.1)%	$1,391.9
(1)     Includes sales from Signet’s diamond sourcing operation.
(2)    Includes sales from acquired businesses which were not included in the results for the full comparable period. Blue Nile was included in SSS beginning in the third quarter of Fiscal 2024.
(3)     See non-GAAP financial measures below.
nm    Not meaningful.
By reportable segment:
North America
•Total sales of $1.3 billion, down 11.9% to Q3 of FY23 reflecting an increase of 1.1% in total average transaction value ("ATV"), driven by a lift from Blue Nile of approximately 1%, on a lower number of transactions.
•SSS declined 12.3% compared to Q3 of FY23.
International
•Total sales of $94.0 million, down 1.4% to Q3 of FY23 (down 8.5% on a constant currency basis) reflecting an increase of 2.7% in total ATV on a lower number of transactions.
•SSS declined 4.6% versus Q3 of FY23.
GAAP gross margin was $501.3 million, down from $552.6 million in Q3 of FY23. GAAP gross margin was 36.0% of sales, or 110 basis points higher versus Q3 of FY23 as favorable merchandise margins and a higher mix of Services business offset investments in digital banners and deleveraging of fixed costs such as store occupancy.
GAAP SG&A was $484.2 million, down from $501.7 million in Q3 of FY23. GAAP SG&A was 34.8% of sales, 310 basis points higher versus Q3 of FY23. The change in SG&A was driven by deleverage resulting from investments in digital banners and strategic initiatives in Signet’s seasonally lowest revenue quarter.
GAAP operating income was $13.3 million or 1.0% of sales, down $35.1 million to Q3 of FY23.
Non-GAAP operating income was $23.9 million, or 1.7% of sales, compared to $57.9 million, or 3.7% of sales in the prior year third quarter. Non-GAAP operating income in the current quarter excluded $7.5 million for integration-related charges for Blue Nile.

	Third quarter Fiscal 2024		Third quarter Fiscal 2023
GAAP Operating income in millions	$	% of sales	$	% of sales
North America segment	$39.2	3.0%	$65.4	4.5%
International segment	(9.0)	(9.6)%	(6.5)	(6.8)%
Other segment	(3.1)	nm	(0.3)	nm
Corporate and unallocated expenses	(13.8)	nm	(10.2)	nm
Total GAAP operating income	$13.3	1.0%	$48.4	3.1%

	Third quarter Fiscal 2024		Third quarter Fiscal 2023
Non-GAAP Operating income in millions (1)	$	% of sales	$	% of sales
North America segment	$47.1	3.6%	$74.9	5.1%
International segment	(6.3)	(6.7)%	(6.5)	(6.8)%
Other segment	(3.1)	nm	(0.3)	nm
Corporate and unallocated expenses	(13.8)	nm	(10.2)	nm
Total Non-GAAP operating income	$23.9	1.7%	$57.9	3.7%
(1)     See non-GAAP financial measures below.
nm    Not meaningful.
The current quarter GAAP income tax expense was $1.9 million compared to income tax expense of $4.6 million in Q3 of FY23. On a non-GAAP basis, income tax expense was $4.6 million compared to income tax expense of $7.1 million in Q3 of FY23.
GAAP diluted EPS was $0.07, down from $0.60 per diluted share in Q3 of FY23. GAAP diluted EPS in the current quarter includes $0.16 for integration-related charges for Blue Nile, $0.04 of restructuring charges and $0.03 of divestiture-related costs. Excluding these charges (and related tax effects), diluted EPS was $0.24 on a non-GAAP basis.
GAAP EPS and non-GAAP EPS for the third quarter of Fiscal 2024 do not include the impact of the preferred shares in the dilutive share count, as their effect was antidilutive.
Balance Sheet and Statement of Cash Flows Highlights:
Year to date cash used in operating activities was $205.3 million compared to cash used in operating activities of $155.5 million at this time last year. Cash and cash equivalents were $643.8 million as of quarter end, compared to $327.3 million at the end of Q3 of FY23. The Company ended the third quarter with an Adjusted Debt to Adjusted EBITDAR ratio of 2.3x on a trailing 12-month basis, well below the stated goal of less than 2.75x, and was 1.8x on an Adjusted Net Debt basis.
Inventory ended the quarter at $2.1 billion, down $333.3 million to Q3 of FY23, or approximately 14% below Q3 of FY23, driven by Signet's consumer insights to predict dynamic conditions and demand planning efforts.
Disposition of Select UK Stores:
Subsequent to the third quarter, the Company completed selling 15 primarily luxury watch stores, within the Ernest Jones banner, to the Watches of Switzerland Group, with the potential for up to six additional retail locations by the end of the fourth quarter. The accretive sale multiple from the 15 stores generated proceeds of approximately $53 million, subject to customary post-closing adjustments. This sale is estimated to result in a pre-tax gain of approximately $12 million which will be reflected in Signet’s Q4 results; however, it will be excluded from the non-GAAP operating income as one-time in nature. The divestiture of this non-strategic business allows Signet to more quickly apply key elements of our U.K. transformation plan. The proceeds of the sale will be used for general corporate purposes.
Capital Returns to Shareholders:
Signet's Board of Directors has declared a quarterly cash dividend on common shares of $0.23 per share for the fourth quarter of Fiscal 2024, payable February 23, 2024 to shareholders of record on January 26, 2024, with an ex-dividend date of January 25, 2024.

As of market close on December 1st, Signet has repurchased approximately 1.8 million shares at an average cost per share of $71.57, or $128.5 million, including $35.1 million during the third quarter. Approximately $672 million remains under the Company’s multi-year authorization.
Fourth Quarter and Full Year Fiscal 2024 Guidance:
Forecasted non-GAAP operating income and diluted EPS provided below excludes potential non-recurring charges, such as restructuring charges, asset impairments or integration-related costs associated with the acquisition of Blue Nile. However, given the potential impact of non-recurring charges to the GAAP operating income and diluted EPS, we cannot provide forecasted GAAP operating income or diluted EPS or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income and diluted EPS to corresponding forecasted GAAP amounts.
Signet's fourth quarter and full year Fiscal 2024 guidance for sales, operating income and diluted EPS is provided on a non-GAAP basis.

	Fourth Quarter	Fiscal 2024 (2)
Total sales	$2.40 billion to $2.60 billion	$7.07 billion to $7.27 billion
Operating income (1)	$397 million to $437 million	$630 million to $670 million
Diluted EPS (1)		$9.55 to $10.18
(1)     See description of non-GAAP financial measures below.
(2)     Fiscal 2024 is a 53-week fiscal year for Signet, ending February 3, 2024, driven by the retail industry calendar. The additional week will occur in Q4 of Fiscal 2024
The Company's fourth quarter and full year Fiscal 2024 outlook is based on the following assumptions:
•Updated for the strategic sale of 15 luxury watch stores in the U.K. in the fourth quarter, including approximately $25 million of revenue and $5 million of 4-wall operating income.
•Fiscal 2024 is a 53-week fiscal year. Signet estimates that sales for the 53rd week in the fourth quarter of Fiscal 2024 between $80 million and $100 million.
•The Company’s guidance contemplates annual market share gains against this total industry performance range.
•Planned capital investments up to $200 million, reflecting investments in banner differentiation, including stores, Connected Commerce capabilities, and digital and technology advancement.
•The Company continues to expect headwinds in engagements with recovery beginning in the fourth quarter, and further rebound over the next three years. Bridal overall, inclusive of engagements, historically represents nearly 50% of Signet’s merchandise sales.
•Annual tax rate of approximately 19% excludes additional discrete items.
•Diluted EPS for Fiscal 2024 includes the repurchase of an additional 0.5 million shares during Q3 and 0.1 million shares during Q4 of FY24, the dilutive effect of the 8.2 million preferred shares and excludes the impact of any further share repurchases beyond what is reported today.
Our Purpose and Sustainable Growth:
As a company with a Purpose-inspired business strategy, Signet is committed to ongoing leadership in Corporate Citizenship & Sustainability. Signet released its Fiscal 2023 Corporate Citizenship & Sustainability Report including a progress report on its 2030 Corporate Sustainability Goals. The report reflects the Company's commitment to its Corporate Sustainability framework defined by Love for All People; Love for Our Team; and Love for Our Planet and Products. Since the release of its Corporate Sustainability Goals approximately two years ago, the Company has successfully integrated the Inspiring Brilliance business strategy and long-term corporate sustainability initiatives into its culture and day-to-day business operations. Signet recently celebrated reaching the $100 million mark in funds raised throughout its 25-year partnership with St. Jude Children’s Research Hospital®. It also announced a new, additional $100 million commitment to St. Jude, which will help to further increase survivorship in the United States and around the globe where survivorship rates are much lower.

Conference Call:
A conference call is scheduled for December 5, 2023 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com.
The call details are:
Local – Toronto +1 416 764 8658
Toll Free – North America +1 888 886 7786
Conference ID 91124850
Registration for the listen-only webcast is available at the following link:
https://events.q4inc.com/attendee/242426949
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.
About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,700 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, JamesAllen.com, Rocksbox, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.jamesallen.com, www.rocksbox.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.
This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: difficulty or delay in executing or integrating an acquisition, including Diamonds Direct and Blue Nile; executing other major business or strategic initiatives, such as expansion of the services business or realizing the benefits of our restructuring plan; the impact of the Israel-Hamas conflict on our operations; the negative impacts that the COVID-19 pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows, including without limitation risks relating to shifts in consumer spending away from the jewelry category, trends toward more experiential purchases such as travel, disruptions in the dating cycle caused by the pandemic and the pace at which such impacts on engagements are expected to recover, and the impacts of the expiration of government stimulus on overall consumer spending (including the recent expiration of student loan relief); general economic or market conditions, including impacts of inflation or other pricing environment factors on our commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position; disruptions in our supply chain; our ability to attract and retain labor; our ability to optimize our transformation strategies; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations, which has occurred and may continue to deteriorate; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions and/or disruptions arising from changes to or termination of the relevant outsourcing agreements, as well as a potential increase in credit costs due to the current interest rate environment; deterioration in the performance of individual businesses or of our market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases and the payment of related excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; potential regulatory changes; future legislative and regulatory requirements in the

US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those recently issued in the state of California or proposed by the SEC; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint, including operating in attractive trade areas and mall locations; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly in regions experiencing low unemployment rates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to our information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and other jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or assets including cash which could be affected by failure of a financial institution or conditions affecting the banking system and financial markets as a whole; changes in assumptions used in making accounting estimates relating to items such as extended service plans; or the impact of weather-related incidents, natural disasters, organized crime or theft, strikes, protests, riots or terrorism, acts of war (including the ongoing Russia-Ukraine and Israel-Hamas conflicts), or another public health crisis or disease outbreak, epidemic or pandemic on our business.
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2023 Annual Report on Form 10-K filed with the SEC on March 16, 2023 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.
Investors:
Rob Ballew
Senior Vice President, Investor Relations
robert.ballew@signetjewelers.com
or
investorrelations@signetjewelers.com
Media:
Colleen Rooney
Chief Communications & ESG Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

Non-GAAP Financial Measures
In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial measures on a non-GAAP basis. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance and liquidity. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the Company’s condensed consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
The Company reports the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP diluted earnings per share ("EPS"), free cash flow, sales changes on a constant currency basis, and adjusted debt and adjusted net debt leverage ratios.
Non-GAAP operating income is a non-GAAP measure defined as operating income excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing operating results to appropriately evaluate the performance of the business without the impact of these certain items. Management believes the consideration of measures that exclude such items can assist in the comparison of operational performance in different periods which may or may not include such items. Management also utilizes non-GAAP operating margin, defined as non-GAAP operating income as a percentage of total sales, to further evaluate the effectiveness and efficiency of the Company’s flexible operating model.
Non-GAAP diluted EPS is a non-GAAP measure defined as diluted EPS excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing financial results in order to appropriately evaluate the performance of the business without the impact of these certain items. In particular, management believes the consideration of measures that exclude such items can assist in the comparison of performance in different periods which may or may not include such items. The Company estimates the tax effect of all non-GAAP adjustments by applying a statutory tax rate to each item. The income tax items represent the discrete amount that affected the diluted EPS during the period.
Free cash flow is a non-GAAP measure defined as the net cash used in operating activities less purchases of property, plant and equipment. Management considers this metric to be helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator frequently used by management in evaluating its overall liquidity needs and determining appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary purposes.
The Company provides the year-over-year change in total sales excluding the impact of foreign currency fluctuations to provide transparency to performance and enhance investors’ understanding of underlying business trends. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year sales in local currency.
The adjusted debt and adjusted net debt leverage ratios are non-GAAP measures calculated by dividing Signet’s adjusted debt or adjusted net debt by adjusted EBITDAR. Adjusted debt is a non-GAAP measure defined as debt recorded in the condensed consolidated balance sheet, plus Preferred Shares, plus an adjustment for operating leases (5x annual rent expense). Adjusted net debt, a non-GAAP measure, is adjusted debt less the cash and cash equivalents on hand as of the balance sheet dates. Adjusted EBITDAR is a non-GAAP measure, defined as earnings before interest and income taxes, depreciation and amortization, share-based compensation expense, other non-operating expense, net and certain non-GAAP accounting adjustments (“Adjusted EBITDA”) and further excludes minimum fixed rent expense for properties occupied under operating leases. Adjusted EBITDA and Adjusted EBITDAR are considered important indicators of operating performance as they exclude the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs and certain accounting adjustments. Management believes these financial measures are helpful to investors and analysts to analyze trends in Signet’s business and evaluate Signet’s performance. The adjusted debt leverage ratio is a key priority of the Company’s capital allocation strategy used in measuring the Company’s optimized capital structure. The adjusted net debt leverage ratio is supplemental to this ratio as it is deemed useful to both investors and management to consider cash on hand available to pay down debt. The adjusted debt and adjusted net debt leverage ratios are presented on a trailing twelve-month (“TTM”) basis, which uses Adjusted EBITDAR calculated on the prior four fiscal quarters.

The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with GAAP to presented non-GAAP financial measures.
Free cash flow

	39 weeks ended
(in millions)	October 28, 2023	October 29, 2022
Net cash used in operating activities	$(205.3)	$(155.5)
Purchase of property, plant and equipment	(89.4)	(94.3)
Free cash flow	$(294.7)	$(249.8)
Non-GAAP operating income

	13 weeks ended		39 weeks ended
(in millions)	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Total GAAP operating income	$13.3	$48.4	$205.2	$235.4
Litigation charges (1)	—	—	(3.0)	190.0
Acquisition and integration-related expenses (2)	7.5	9.5	20.1	20.3
Restructuring charges (3)	1.6	—	5.8	—
Asset impairments (3)	0.2	—	3.7	—
Divestiture-related costs (4)	1.3	—	1.3	—
Total non-GAAP operating income	$23.9	$57.9	$233.1	$445.7
North America segment non-GAAP operating income

	13 weeks ended		39 weeks ended
(in millions)	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
North America segment GAAP operating income	$39.2	$65.4	$281.0	$300.3
Litigation charges (1)	—	—	(3.0)	190.0
Acquisition and integration-related expenses (2)	7.5	9.5	20.1	20.3
Restructuring charges (3)	0.2	—	4.4	—
Asset impairments (3)	0.2	—	3.7	—
North America segment non-GAAP operating income	$47.1	$74.9	$306.2	$510.6
International segment non-GAAP operating loss

	13 weeks ended		39 weeks ended
(in millions)	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
International segment GAAP operating loss	$(9.0)	$(6.5)	$(22.9)	$(14.9)
Restructuring charges (3)	1.4	—	1.4	—
Divestiture-related costs (4)	1.3	—	1.3	—
International segment non-GAAP operating loss	$(6.3)	$(6.5)	$(20.2)	$(14.9)
Non-GAAP income tax provision

	13 weeks ended		39 weeks ended
(in millions)	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
GAAP income tax expense (benefit)	$1.9	$4.6	$28.6	$(15.0)
Litigation charges (1)	—	—	(0.8)	47.7
Pension settlement loss (5)	—	—	4.1	25.2
Acquisition and integration-related expenses (2)	1.9	2.5	5.0	5.1
Restructuring charges (3)	0.5	—	1.6	—
Asset impairments (3)	—	—	0.9	—
Divestiture-related costs (4)	0.3	—	0.3	—
Non-GAAP income tax expense	$4.6	$7.1	$39.7	$63.0

Non-GAAP effective tax rate

	13 weeks ended
	October 28, 2023	October 29, 2022
GAAP effective tax rate	14.0%	10.9%
Acquisition and integration-related expenses (2)	3.5%	2.9%
Restructuring charges (3)	0.9%	—%
Divestiture-related costs (4)	0.6%	—%
Non-GAAP effective tax rate	19.0%	13.8%
Non-GAAP diluted EPS

	13 weeks ended		39 weeks ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
GAAP diluted EPS	$0.07	$0.60	$3.39	$1.49
Litigation charges (1)	—	—	(0.06)	3.86
Pension settlement loss (5)	—	—	—	2.70
Acquisition and integration-related expenses (2)	0.16	0.19	0.38	0.41
Restructuring charges (3)	0.04	—	0.11	—
Asset impairments (3)	—	—	0.07	—
Divestiture-related costs (4)	0.03	—	0.02	—
Dilution effect (6)	—	—	—	(0.51)
Tax impact of items above (7)	(0.06)	(0.05)	(0.20)	(1.59)
Non-GAAP diluted EPS	$0.24	$0.74	$3.71	$6.36

Adjusted debt and adjusted net debt leverage ratios

	As of
(in millions)	October 28, 2023	October 29, 2022
Adjusted debt and adjusted net debt:
Current portion of long-term debt	$147.6	$—
Long-term debt	—	147.3
Redeemable Series A Convertible Preference Shares	655.1	653.4
Adjustments:
5x Rent expense	2,224.0	2,227.5
Adjusted debt	$3,026.7	$3,028.2
Less: Cash and cash equivalents	643.8	327.3
Adjusted net debt	$2,382.9	$2,700.9

TTM Adjusted EBITDAR	$1,295.3	$1,508.2

Adjusted debt leverage ratio	2.3x	2.0x

Adjusted net debt leverage ratio	1.8x	1.8x

	39 weeks ended			52 week period ended		52 week period ended
(in millions)	October 28, 2023	October 29, 2022	October 30, 2021	January 28, 2023	January 29, 2022	October 28, 2023	October 29, 2022
Calculation:	A	B	C	D	E	A + D - B	B + E - C
Adjusted EBITDAR:
Net income	$184.2	$99.4	$455.6	$376.7	$769.9	$461.5	$413.7
Income taxes	28.6	(15.0)	32.1	74.5	114.5	118.1	67.4
Interest (income) expense, net	(10.0)	11.4	12.4	13.5	16.9	(7.9)	15.9
Depreciation and amortization	129.4	123.5	122.9	164.5	163.5	170.4	164.1
Amortization of unfavorable contracts	(1.4)	(1.4)	(2.9)	(1.8)	(3.3)	(1.8)	(1.8)
Share-based compensation	36.4	34.3	36.4	42.0	45.8	44.1	43.7
Other non-operating expense, net (5)	2.4	139.6	0.9	140.2	2.1	3	140.8
Other accounting adjustments (8)	27.9	210.3	(3.9)	245.5	4.7	63.1	218.9
Adjusted EBITDA	$397.5	$602.1	$653.5	$1,055.1	$1,114.1	$850.5	$1,062.7
Rent expense	330.7	332.4	330.2	446.5	443.3	444.8	445.5
Adjusted EBITDAR	$728.2	$934.5	$983.7	$1,501.6	$1,557.4	$1,295.3	$1,508.2
Footnotes to Non-GAAP Reconciliation Tables
(1)    Fiscal 2024 includes a credit to income related to the adjustment of the prior litigation accrual. Fiscal 2023 includes charges for settlement of a previously disclosed litigation matter.
(2)    Acquisition and integration-related expenses include integration costs, primarily severance and retention, exit and disposal costs, and system decommissioning costs incurred for the integration of Blue Nile. The 13 and 39 weeks ended October 28, 2023 includes $0.0 million and $1.4 million, respectively, recorded to cost of sales, and $7.5 million and $18.7 million, respectively, recorded to SG&A. Fiscal 2023 included the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile which was recorded to cost of sales, as well as professional fees and severance incurred for the acquisition of Blue Nile which were recorded to SG&A.
(3)    Fiscal 2024 restructuring and asset impairment charges were incurred as a result of the Company’s rationalization of store footprint and reorganization of certain centralized functions.
(4)    Includes costs related to the planned divestiture of the UK prestige watch business.
(5)    Non-operating expenses includes primarily pre-tax pension settlement charges of $132.8 million and $133.7 million during the 39 weeks ended October 29, 2022, and 52 weeks ended January 28, 2023, respectively.
(6)    The adjusted diluted weighted average common shares outstanding for the 39 weeks ended October 29, 2022 includes the dilutive effect of the 8.1 million preferred shares which were excluded from the calculation of GAAP diluted EPS for the same period, as their effect was antidilutive.
(7)    The tax effect includes a $0.07 impact of the other comprehensive income recognized in earnings from the release of the remaining tax benefit associated with the buy-out of the UK pension completed in the first quarter of Fiscal 2024.
(8)    Other accounting adjustments are inclusive of those items described within footnotes 1 through 4 above. Additional accounting adjustments include certain asset impairment charges, charges in connection with the Company’s transformation plan, as well as the gains associated with the sale of customer in-house finance receivables as previously disclosed in prior periods.

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended		39 weeks ended
(in millions, except per share amounts)	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Sales	$1,391.9	$1,582.7	$4,673.5	$5,175.9
Cost of sales	(890.6)	(1,030.1)	(2,929.4)	(3,234.9)
Gross margin	501.3	552.6	1,744.1	1,941.0
Selling, general and administrative expenses	(484.2)	(501.7)	(1,525.8)	(1,512.1)
Other operating expense, net	(3.8)	(2.5)	(13.1)	(193.5)
Operating income	13.3	48.4	205.2	235.4
Interest income (expense), net	2.6	(3.6)	10.0	(11.4)
Other non-operating expense, net	(2.3)	(2.7)	(2.4)	(139.6)
Income before income taxes	13.6	42.1	212.8	84.4
Income taxes	(1.9)	(4.6)	(28.6)	15.0
Net income	$11.7	$37.5	$184.2	$99.4
Dividends on redeemable convertible preferred shares	(8.7)	(8.7)	(25.9)	(25.9)
Net income attributable to common shareholders	$3.0	$28.8	$158.3	$73.5

Earnings per common share:
Basic	$0.07	$0.62	$3.51	$1.56
Diluted	$0.07	$0.60	$3.39	$1.49
Weighted average common shares outstanding:
Basic	44.7	46.1	45.1	47.1
Diluted	45.6	48.1	54.3	49.2

Dividends declared per common share	$0.23	$0.20	$0.69	$0.60

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	October 28, 2023	January 28, 2023	October 29, 2022
Assets
Current assets:
Cash and cash equivalents	$643.8	$1,166.8	$327.3
Accounts receivable	10.9	14.5	29.8
Other current assets	258.8	165.9	180.1
Income taxes	9.1	9.6	222.0
Inventories	2,095.7	2,150.3	2,429.0
Total current assets	3,018.3	3,507.1	3,188.2
Non-current assets:
Property, plant and equipment, net	509.8	586.5	591.6
Operating lease right-of-use assets	1,023.1	1,049.3	1,091.5
Goodwill	754.5	751.7	752.3
Intangible assets, net	405.6	407.4	413.5
Other assets	316.3	281.7	275.8
Deferred tax assets	37.3	36.7	33.1
Total assets	$6,064.9	$6,620.4	$6,346.0
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Current portion of long-term debt	$147.6	$—	$—
Accounts payable	644.9	879.0	800.2
Accrued expenses and other current liabilities	412.1	638.7	623.2
Deferred revenue	346.2	369.5	335.3
Operating lease liabilities	267.7	288.2	266.1
Income taxes	52.6	72.7	22.7
Total current liabilities	1,871.1	2,248.1	2,047.5
Non-current liabilities:
Long-term debt	—	147.4	147.3
Operating lease liabilities	855.1	894.7	917.0
Other liabilities	94.6	100.1	98.8
Deferred revenue	856.5	880.1	878.1
Deferred tax liabilities	160.3	117.6	245.8
Total liabilities	3,837.6	4,388.0	4,334.5
Commitments and contingencies
Redeemable Series A Convertible Preference Shares	655.1	653.8	653.4
Shareholders’ equity:
Common shares	12.6	12.6	12.6
Additional paid-in capital	227.1	259.7	252.3
Other reserves	0.4	0.4	0.4
Treasury shares at cost	(1,626.5)	(1,574.7)	(1,510.2)
Retained earnings	3,227.7	3,144.8	2,885.2
Accumulated other comprehensive loss	(269.1)	(264.2)	(282.2)
Total shareholders’ equity	1,572.2	1,578.6	1,358.1
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,064.9	$6,620.4	$6,346.0

Condensed Consolidated Statements of Cash Flows (Unaudited)

	39 weeks ended
(in millions)	October 28, 2023	October 29, 2022
Operating activities
Net income	$184.2	$99.4
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	129.4	123.5
Amortization of unfavorable contracts	(1.4)	(1.4)
Share-based compensation	36.4	34.3
Deferred taxation	40.2	63.2
Pension settlement loss	0.2	132.8
Other non-cash movements	9.8	7.8
Changes in operating assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	3.5	(9.9)
(Increase) decrease in other assets	(45.2)	0.6
Decrease (increase) in inventories	14.8	(305.6)
Decrease in accounts payable	(221.5)	(177.6)
(Decrease) increase in accrued expenses and other liabilities	(253.2)	105.6
Change in operating lease assets and liabilities	(34.5)	(5.9)
Decrease in deferred revenue	(48.0)	(7.0)
Change in income tax receivable and payable	(20.0)	(206.1)
Pension plan contributions	—	(9.2)
Net cash used in operating activities	(205.3)	(155.5)
Investing activities
Purchase of property, plant and equipment	(89.4)	(94.3)
Acquisitions	(6.0)	(397.8)
Other investing activities, net	1.5	(16.3)
Net cash used in investing activities	(93.9)	(508.4)
Financing activities
Dividends paid on common shares	(29.7)	(27.4)
Dividends paid on redeemable convertible preferred shares	(24.6)	(24.6)
Repurchase of common shares	(117.5)	(311.2)
Other financing activities, net	(47.9)	(44.3)
Net cash used in financing activities	(219.7)	(407.5)
Cash and cash equivalents at beginning of period	1,166.8	1,418.3
Decrease in cash and cash equivalents	(518.9)	(1,071.4)
Effect of exchange rate changes on cash and cash equivalents	(4.1)	(19.6)
Cash and cash equivalents at end of period	$643.8	$327.3

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On October 28, 2023, Signet had 2,747 stores totaling 4.2 million square feet of selling space. Compared to year-end Fiscal 2023, store count decreased by 61 and square feet of selling space decreased 1.3%.

Store count by segment	January 28, 2023	Openings	Closures	October 28, 2023
North America segment	2,475	9	(44)	2,440
International segment	333	8	(34)	307
Signet	2,808	17	(78)	2,747